Exhibit Number (5) (a)

The Value Equity Portfolio

INVESTMENT MANAGEMENT AGREEMENT

AGREEMENT dated as of July 24, 1990, between the Alameda-Contra Costa Medical Association Collective Investment Trust for Retirement Plans (the "Trust") and Towneley Capital Management, Inc. as an investment manager ("Investment Manager") to manage the Equity Portfolio (the "Portfolio").

RECITALS

The Trust has been established to provide a satisfactory diversification of investments for various Participating Trusts which are IRAs that are exempt under Section 408(e) of the Internal Revenue Code of 1986, as amended (the "Code"), and that are maintained in conformity with Section 408(a) of the Code, or trusts described in Section 401(a) of the Code that are exempt from taxation under Section 501(a) of the Code and form parts of stock bonus, pension or profit sharing plans, both of which are subject to the provisions of the Employee Retirement and Income Security Act of 1974 and the rules and regulations in force thereunder;

The Trust is or will be registered with the Securities and Exchange Commission (the "Commission") as an open-end diversified management investment company under the Investment Company Act;

The Supervisory Committee of the Trust appointed Wells Fargo
Bank, N.A. as Custodial Trustee of the Trust, to have custody of the assets of each Portfolio; and

The Supervisory Committee desires Investment Manager, as an investment manager of the Trust, to manage the investment of the assets of the Portfolio, and the Investment Manager is willing to render such services;

NOW THEREFORE, in consideration of the mutual covenants and agreements herein, the parties hereto hereby agree as follows:

Section 1. Defined Terms. Unless otherwise defined in this Agreement, capitalized terms used in the Agreement have the meanings defined in the Declaration of Trust, dated February 9, 1990, establishing the Trust (the "Declaration of Trust").

Section 2.  Agreement to Act as Investment Manager, Etc.

  (a) Subject to the direction and control of the Supervisory
Committee of the Trust, the Investment Manager will manage the investment and reinvestment of the assets of the Portfolio as follows:

     (i)    The Investment Manager will maintain a
            continuous investment program for the
            Portfolio;

    (ii) The Investment Manager will determine what securities shall be purchased or sold by the Portfolio;

   (iii) The Investment Manager will arrange for the purchase and sale of securities held in the Portfolio by placing orders pursuant to its determinations either directly with the issuer or with any broker or dealer who deals in the securities in which the Trust is active;

    (iv) The Investment Manager will determine what portion, if any, of the Portfolio shall be held uninvested; and

     (v)    In connection with the foregoing, the
            Investment Manager shall be entitled to
            exercise each and every of the powers with respect to the Portfolio set forth herein and in the Trust's Registration Statement filed with the Commission.

  (b) Any investment program maintained by the Investment Manager under this Agreement shall at all times conform to, and be in accordance with any requirements imposed by: (i) the provisions of the Investment Company Act, Investment Advisors Act, any rules or regulations in force thereunder, and all other applicable federal and state laws; (ii) the provisions of the Declaration of Trust and the Rules and Procedures of the Supervisory Committee as in effect from time to time and as communicated to the Investment Manager by the Trust in writing; Any policies and determinations of the Supervisory Committee of the Trust as in effect from time to time and as communicated to the Investment Manager by the Trust in writing; and (iv) the investment objectives and policies of the Trust and the Portfolio, as reflected in the Trust's Registration Statement that is filed with the Commission. The Investment Manager shall invest the assets of the Portfolio in the manner provided above and shall diversify the Portfolio as contemplated by the Registration Statement.

  (c) The Investment Manager shall give the Trust the benefit of its best judgment and effort in rendering services hereunder, but the Investment Manager shall not be liable for any loss sustained by reason of the adoption of any investment policy or decision by the Supervisory Committee or in any event whatsoever, in the absence of negligence, recklessness, willful misfeasance or bad faith. Nothing herein contained shall, however, be construed to protect the Investment Manager against any liability to the Trust or the holders of Units issued by the Trust by reason of willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.

  (d) On occasions when the Investment Manager deems the purchase, sale, or loan of a security to be in the best interest of the Trust as well as other customers, the Investment Manager, to the extent permitted by applicable law, may aggregate the securities to be so purchased, sold or loaned in order to obtain the best execution or lower brokerage commissions, if any. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Investment Manager in the manner it considers to be the most equitable and consistent with its obligations to the Trust and to such other customers.

  (e) The Investment Manager may cause the Portfolio to pay a broker which provides brokerage and research services to the Investment Manager a commission for effecting a securities transaction in excess of the amount another broker might have charged. Such higher commissions may not be paid unless the Investment Manager determines in good faith that the amount paid is reasonable in relation to the services received in terms of the particular transaction of the Investment Manager's overall responsibilities to the Portfolio.

  (f) The Investment Manager shall maintain books and records with respect to the securities transactions of the Portfolio and shall render to the Supervisory Committee such periodic reports. The Investment Manager shall assist in the preparation of reports to Participating Trusts, to the Commission, and in all audits of the Trust.

Section 3.  Allocation of Expenses and Compensation of the
Investment Manager.

  (a) The Investment Manager shall pay all expenses incurred by it in connection with acting as investment adviser, other than costs (including taxes and brokerage commissions) of securities purchased for the Trust. Expenses incurred by the Investment Manager include the costs of statistical and research data, other accounting services, rendering periodic and special reports to the Supervisory Committee and other costs associated with providing investment research and portfolio management.

  (b) The Trust agrees to pay the Investment Manager and the Investment Manager agrees to accept as full compensation for all services rendered by the Investment Manager as such, a fee for its services for the Portfolio established under Section 4.1 of the Declaration of Trust at an annual rate of 1% of the aggregate fair market value of the assets of such Portfolio. The fee shall be payable in advance, quarterly, as billed by the Investment manager. The quarterly fee shall be determined by the average of the month-end net fair market value of the Portfolio's assets during the calendar quarter immediately preceding the quarter with respect to which such fee is paid.

Section 4.  Duration, Termination and Amendment.

  (a) This Agreement shall become effective as to the Portfolio immediately upon approval by a majority of the outstanding Units of the Portfolio and by a majority of the members of the Supervisory Committee who are not parties to this Agreement or "interested persons" of any such party as that term is used in the Investment Company Act, cast in person at a meeting of the Supervisory Committee called for the purpose of voting on this Agreement. This Agreement shall remain in effect for one year after the date it becomes effective and from year to year thereafter, but only so long as such continuance is approved at least annually either by the vote of a majority of the members of the Supervisory Committee, including specific approval by a majority of such persons who are not parties to this Agreement or "interested persons" of any such party as that term is used in the Investment Company Act, or by the vote of a majority of the outstanding Units of such Portfolio, or by the Investment Manager. This Agreement shall automatically and immediately terminate in its entirety in the event of the assignment of this Agreement within the meaning of Section 15(a)(4) of the Investment Company Act.

  (b) No provision of this Agreement may be changed, waived, discharged or terminated as to any Portfolio orally, but only by an instrument in writing signed by the Trust and the Investment Manager and no amendment of this Agreement shall be effective until approved by the vote of a majority of the members of the Supervisory Committee who are not parties to this Agreement or "interested persons" of any such party as that term is used in the Investment Company Act, cast in person at a meeting called for the purpose of voting on such amendment, and, if required by the Investment Company Act, the vote of a majority of the outstanding Units of the Portfolio.

Section 5. Quarterly Reports. The Investment Manager will prepare and furnish to the Supervisory Committee, at least quarterly, an account appraisal, transaction summary, transaction ledger and brokerage commission reports.

Section 6. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California.

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers, all as of the day and year first above written.

ALAMEDA CONTRA COSTA MEDICAL
ASSOCIATION COLLECTIVE INVESTMENT
TRUST FOR RETIREMENT PLANS

By: (Signature)  Carl Goetsch
                 Chairman, Supervisory Committee

TOWNELEY CAPITAL MANAGEMENT, INC.

By: (Signature)  Wesley McCain
                 Chairman

This fee schedule is an integral part of the Investment Advisory
Agreement dated July 24, 1990.

INVESTMENT ADVISORY FEES

1. Payable in advance on the first of each calendar quarter.

2. Quarterly fee calculated as follows on the basis of the average of the fair market value, including accrued income, of the cash and securities in the fund on the last days of each of the preceding three months. The initial quarter's advisory fee shall be calculated on the basis of the starting value of the Fund.

  a) 0.2500 per cent of the first ten million dollars of assets consisting of the aggregate of all cash and the fair market value of all securities.

  b) 0.1875 per cent of the second ten million dollars of assets calculated as in (a) above.

  c) 0.1375 per cent of the next thirty million dollars of assets calculated as in (a) above.

  d) 0.1125 per cent of the next fifty million dollars of assets calculated as in (a) above.

  e) 0.1000 per cent on excess above one hundred million dollars of assets calculated as in (a) above.

  f)  Minimum quarterly fee is $25,000.00

3. If this Agreement shall commence on a day which is not the first day of a calendar quarter, the fee for the quarter in question will be appropriately prorated.

4. If this Agreement shall terminate prior to the last day of a calendar quarter, the fee paid for such quarter following the date of termination will be prorated.

5. This Agreement assumes an Equity Portfolio where client negotiates and directs brokerage commission.


APPROVED

(Signature)  William N. Guertin         Date: 7-11-96
             Alameda Contra Costa Medical Association

APPROVED

(Signature)  Wesley McCain              Date: 7-8-96
             Towneley Capital Management, Inc.